Exhibit 4.1

EXECUTION COPY

AMENDED AND RESTATED

CREDIT AGREEMENT

DATED AS OF MAY 28, 2004

AMONG

AIRNET SYSTEMS, INC.,

THE LENDERS

FROM TIME TO TIME PARTY HERETO,

and

THE HUNTINGTON NATIONAL BANK

AS ADMINISTRATIVE AGENT

AND LEAD ARRANGER

ii

iii

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement, dated as of May 28, 2004, is among AirNet Systems, Inc., the Lenders and The Huntington National Bank, as LC Issuer, as Swingline Lender and as Administrative Agent.  The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.1.                                   Definitions.  As used in this Agreement:

“Account Debtor” shall have the meaning set forth in the definition of Eligible Accounts Receivable.

“Accounts Receivable” shall mean, at any date, the total of all accounts which would be properly classified in accordance with Agreement Accounting Principles as accounts receivable on the consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Agent” means HNB in its capacity as contractual representative of the Lenders pursuant to Article IX, and not in its individual capacity as a Lender, the LC Issuer or Swingline Lender, and any successor Administrative Agent appointed pursuant to Article IX.

“Advance” means a borrowing hereunder, (x) (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Class and Type and, in the case of Eurodollar Loans, for the same Interest Period, and/or (y) made by the Swingline Lender.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 20% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock or other ownership interests, by contract or otherwise.

“Aggregate Outstanding Revolving Credit Exposure” means, at any time, the aggregate of the Outstanding Revolving Credit Exposure of all the Lenders.

“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all the Revolving Lenders, as increased or reduced from time to time pursuant to the terms hereof.

“Agreement” means this Amended and Restated Credit Agreement, as it may be amended, modified, supplemented, extended, restated or replaced from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Alternative Base Rate” means the rate of interest equal to the higher of (i) the Prime Rate, or (ii) the sum of (y) the Federal Funds Effective Rate, and (z) one half of one percent (.5%).

“AMI” means AirNet Management, Inc., an Ohio corporation.

“Amendment and Restatement Fee” shall be as defined in Section 2.21.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees and LC Fees are accruing on the unused portion of the Aggregate Revolving Commitment or undrawn stated amount under the relevant Facility LC, as applicable, at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Class and Type (other than Swingline Loans) at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Class and Type as set forth in the Pricing Schedule.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the Aggregate Revolving Commitment most recently in effect, giving effect to any assignments.

“Arranger” means HNB, and its successors.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the Chief Executive Officer, Chief Financial Officer or Controller of the Borrower, acting singly.

“Available Aggregate Revolving Commitment” means, at any time, the Aggregate Revolving Commitment then in effect minus the Aggregate Outstanding Revolving Credit Exposure at such time.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means AirNet Systems, Inc., an Ohio corporation, and its successors and assigns.

“Borrowing Base” means, at any date, that amount which is equal to the lesser of (a)(i) the balance of the Term Loan outstanding at such date, plus (ii) the Aggregate Revolving Commitment; or (b) the aggregate of (i) 80% of the Eligible Accounts Receivable of the Borrower and its Subsidiaries on a consolidated basis as of such date, (ii) 50% of the Eligible Inventory of the Borrower and its Subsidiaries on a consolidated basis as of such date, and (iii) 70% of the Market Value of Eligible Fixed Assets of the Borrower and its Subsidiaries on a consolidated basis as of such date.

“Borrowing Base Certificate” means the certificate substantially in the form of Exhibit F, which shall contain all supporting documentation, including accounts receivable and aging schedules.

“Borrowing Date” means a date on which an Advance is made hereunder as determined pursuant to Section 2.6.

“Borrowing Notice” shall have the meaning set forth in Section 2.6.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Columbus, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system, and dealings in United States dollars are carried on in the London interbank market, and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Columbus, Ohio for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles, except (i) expenditures for the purchase of aircraft held for resale within 90 days, and (i) expenditures of insurance proceeds for the replacement of any asset with respect to which such insurance proceeds were paid to Borrower or any Subsidiary as a result of any loss or damage to such asset.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Charges” shall have the meaning set forth in Section 12.20.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with any commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, and (v) money market accounts; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Control” means, with respect to Borrower, an event or series of events by which:

(i)                                     any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 30% or more of the equity interests of Borrower on a fully-diluted basis after giving effect to the conversion and exercise of all outstanding equity equivalents (whether such equity equivalents are then currently convertible or exercisable); or

(ii)                                  during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (ii)(A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other governing body was approved by individuals referred to in clauses (ii)(A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; provided that the Required Lenders determine that, for purposes of this Agreement, any such event or series of events described in this subpart (ii) shall constitute a Change in Control.

“Class”, when used in reference to any Loan or Advance, refers to whether such Loan, or the Loans comprising such Advance, are Revolving Loans, Term Loans or Swingline Loans and,

when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Commitment.

“Closing Agenda” means the Closing Agenda prepared by the Administrative Agent’s counsel setting forth the required closing documentation and other items pursuant to Section 4.1, as the same may be amended or modified from time to time.

“Closing Date” means the date on which this Agreement is fully executed.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means a Revolving Commitment or Term Commitment, or any combination thereof (as the context requires).

“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Dividends” means, with reference to any period, any dividends or distributions on the membership interests, capital stock or other equity interests of Borrower or any of its Subsidiaries (other than dividends payable in its own membership interests, capital stock or other equity interests) or the redemption, repurchase or other acquisition or retirement of any of the membership interests, capital stock or other equity interests of Borrower or any of its Subsidiaries at any time outstanding, all calculated on a consolidated basis for such period, except for dividends or distributions made by any Subsidiary to the Borrower.

“Consolidated EBIT” means, with respect to any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income tax expense, calculated for the Borrower and its Subsidiaries on a consolidated basis, and (iii) extraordinary losses (determined in accordance with Agreement Accounting Principles) incurred other than in the ordinary course of business, calculated for the Borrower and its Subsidiaries on a consolidated basis, minus, to the extent included in Consolidated Net Income, extraordinary gains (determined in accordance with Agreement Accounting Principles) realized other than in the ordinary course of business, calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated EBITDA” means with respect to any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) income tax expense, calculated for the Borrower and its Subsidiaries on a consolidated basis, (iii) depreciation, calculated for the Borrower and its Subsidiaries on a consolidated basis, (iv) amortization, calculated for the Borrower and its Subsidiaries on a consolidated basis; and (v) extraordinary losses (determined in accordance with Agreement Accounting Principles) incurred other than in the ordinary course of business, calculated for the Borrower and its Subsidiaries on a consolidated basis, minus, to the extent included in Consolidated Net Income, extraordinary gains (determined in accordance with

Agreement Accounting Principles) realized other than in the ordinary course of business, calculated for the Borrower and its Subsidiaries on a consolidated basis.

“Consolidated Funded Indebtedness” means at any time (a) the aggregate dollar amount of Indebtedness of the Borrower and its Subsidiaries which has actually been funded and is outstanding, whether or not such amount is due or payable at such time, and (b) all reimbursement obligations under outstanding Letters of Credit which (i) may be presented, or (ii) have been presented and have not yet been paid; all calculated for the Borrower and its Subsidiaries on a consolidated basis as of such time.

“Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Worth” means at any time the consolidated shareholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Tangible Net Worth” of Borrower means, at any date, Consolidated Net Worth, less all related Intangible Assets, determined at such date.  For purposes of this definition, “Intangible Assets” means the amount (to the extent reflected in determining Consolidated Net Worth) of (i) all write-ups in the book value of any asset owned by the Borrower and its Subsidiaries, (ii) all Equity Investments of Borrower in its Subsidiaries and/or Affiliates, and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets of Borrower and its Subsidiaries, calculated on a consolidated basis.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Conversion/Continuation Notice” is defined in Section 2.7.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Default” is defined in Article VII.

“Dollar” and “Dollars” refer to U.S. currency.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied.

“Eligible Accounts Receivable” means, at any date, the portion of the Accounts Receivable arising in the ordinary course of business from the sale of goods or services by Borrower and its Subsidiaries that the Administrative Agent determines in its sole good faith discretion, based on credit policies, market conditions, the business of Borrower and its Subsidiaries and other criteria, is eligible, it being understood and agreed that the Administrative Agent may determine that any Accounts Receivable are not eligible based upon the criteria set forth below and any other criteria which the Administrative Agent from time to time determines, in its reasonable discretion, is appropriate, including, without limitation, any criteria used from time to time by any Lender in such determination in connection with credit facilities extended to any Person in a business similar or reasonably related to that of Borrower and similarly situated.  An Account Receivable shall not be deemed an “Eligible Account Receivable” unless such Account Receivable is subject to a perfected first priority security interest in favor of the Administrative Agent for itself and for the benefit of the Lenders and is not subject to any other lien, encumbrance, or security interest, is evidenced by an invoice or other documentary evidence satisfactory to the Administrative Agent, is unconditionally due and payable in Dollars to the Borrower or a Subsidiary of Borrower from a party (the “Account Debtor”) and conforms to the warranties regarding the accounts contained in this Agreement.  Without limiting the generality of the foregoing, no Account Receivable shall be an Eligible Account Receivable if:

(a)                                  the Account Receivable is due and unpaid more than 90 days from the original invoice date;

(b)                                 the Account Receivable arises from uncompleted performance on the part of the Borrower or any Subsidiary of Borrower, constitutes a progress billing or advance billing, is a “bill and hold,” or, if involving a sale of goods, all such goods have not been lawfully shipped and invoiced to the Account Debtor (or if requested by the Administrative Agent, copies of all invoices, together with all shipping documents and delivery receipts evidencing such shipment have not been delivered to the Administrative Agent);

(c)                                  the Account Receivable arises from a contract with any Government Authority;

(d)                                 the Account Receivable is subject to any prior assignment, claim, lien, subrogation rights or security interest, or subject to any levy or setoff;

(e)                                  the Account Receivable is subject to any credit, contra account, allowance, adjustment, return of goods, or discount (collectively a “Contra”), provided, however, that unless the Account Debtor has asserted a Contra, if the amount of the Account Receivable exceeds the amount of the Contra, such excess shall be considered for eligibility if such excess is not otherwise excluded from being an Eligible Account Receivable;

(f)                                    the Account Receivable arises from an Affiliate of Borrower or any Subsidiary of Borrower;

(g)                                 the Account Receivable, when added to all other Accounts Receivable of the Account Debtor, produces an aggregate indebtedness from the Account Debtor of more than 30% of the total of all the Eligible Accounts Receivable;

(h)                                 the Account Debtor is subject to bankruptcy, receivership or similar proceedings or is insolvent;

(i)                                     the Account Receivable is evidenced by any chattel paper, promissory note, payment instrument or written agreement or arises from a consumer which is a natural person;

(j)                                     the Account Receivable arises from an Account Debtor whose mailing address or executive office is located outside the United States;

(k)                                  the Account Receivable arises from an Account Debtor to whom goods are shipped on a “cash on delivery” or C.O.D. basis;

(l)                                     the Account Receivable arises from an Account Debtor having 25% or more of its Accounts Receivable (in Dollar value or in number of Accounts Receivable) not considered to be Eligible Accounts Receivables; the Account Receivable arises from an Account Debtor who has more than 50% of its Accounts Receivable in Dollar value or in number of accounts with Borrower or any Subsidiary of Borrower more than 60 days past due; and/or

(m)                               the Administrative Agent has notified the Borrower that the Account Receivable or the Account Debtor is unsatisfactory or unacceptable (which the Administrative Agent reserves the right to do in its sole discretion at any time).

“Eligible Fixed Assets” means, at any date, the aircraft and related tangible fixed assets of Borrower and Guarantor which constitutes Collateral under the Security Agreements and in which the Administrative Agent for itself and for the benefit of the Lenders has a first and exclusive perfected security interest, and that the Administrative Agent determines from time to time, based on credit policies, market conditions, the business of Borrower and the Subsidiaries and other matters, is eligible for use in calculating the Borrowing Base.

“Eligible Inventory” means, at any date, that portion of the Inventory, determined at such date, in which the Administrative Agent for itself and for the benefit of the Lenders has a first and exclusive perfected security interest and that the Administrative Agent determines from time to time, based on credit policies, market conditions, the business of Borrower and the Subsidiaries and other matters, is eligible for use in calculating the Borrowing Base, it being understood and agreed that the Administrative Agent may determine that any Inventory is not eligible for use in calculating the Borrowing Base based upon the criteria set forth below and any other criteria which the Administrative Agent from time to time determines, in its reasonable discretion, is appropriate, including, without limitation, any criteria used from time to time by any Lender in such determination in connection with credit facilities extended to any Person in a business similar or reasonably related to that of Borrower and similarly situated.  For purposes of determining the Borrowing Base, Eligible Inventory shall not include:

(a)                                  work in process;

(b)                                 obsolete or discontinued Inventory;

(c)                                  supply items, packaging, or the freight portion of raw materials;

(d)                                 Inventory in the control of a third person for processing, storage, or otherwise unless a bailee’s waiver or secured party of bailee’s waiver, as applicable, is delivered to the Administrative Agent in form satisfactory to the Administrative Agent, together with the original documents or other instruments evidencing such Inventory, or such other agreements or other documents as the Administrative Agent shall require in its sole and absolute discretion;

(e)                                  consigned Inventory;

(f)                                    Inventory in transit;

(g)                                 Inventory associated with any contract if the Borrower or any Subsidiary of the Borrower has knowledge that the same may be subject to a material adverse development;

(h)                                 Inventory located outside the United States; and/or

(i)                                     Inventory associated with any contract to the extent that progress or advance payments are received from the Account Debtor to the extent such Inventory is identified to such contract.

All Inventory shall be valued for the purposes of determining the Borrowing Base, at the lesser of cost (on a FIFO basis) or market.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person, except to the extent any of the foregoing constitutes, as to the Person receiving such Equity Investment, Permitted Indebtedness.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, an interest rate per annum (based on a 360-day year) obtained by dividing (i) the actual or estimated arithmetic mean of the per annum rates of interest at which deposits in U.S. dollars, for a period of time equal to the Interest Period in effect with respect to the relevant Loan, and in an aggregate amount comparable to the amount of the principal balance of the Loan, are being offered to U.S. banks by one or more prime banks in the London interbank market on the second Business Day prior to the first day of each Interest Period, as offered and determined by Lender in accordance with its standard practices and procedures based upon reference to information which appears on page LIBOR01 captioned “British Bankers Assoc. Interest Settlement Rates” of the Reuters America Network, a service of Reuters America, Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates), or, if such service ceases to be available or ceases to be used by Lender, such other reasonably comparable money rate service selected by Lender, for obtaining rate quotations, or any other reasonable procedure, all as determined by Lender; by (ii) a percentage equal to 100% minus the Reserve Requirement.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the Eurodollar Base Rate applicable to such Interest Period, plus (ii) the Applicable Margin.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation, the Swingline Lender, the LC Issuer and the Administrative Agent, taxes imposed on its overall net income or net worth, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender, the Swingline Lender, the LC Issuer or the Administrative Agent, as applicable, is incorporated or organized, or (ii) the jurisdiction in which the Administrative

Agent’s or such Lender’s or LC Issuer’s or Swingline Lender’s principal executive office or applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility LC” is defined in Section 2.19.1.

“Facility LC Application” is defined in Section 2.19.3.

“Facility Termination Date” means September 30, 2005 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Fast Forward” means Fast Forward Solutions, LLC, an Ohio limited liability company.

“Fast Forward Guaranty” means that certain Guaranty, dated of even date herewith, executed by Fast Forward in favor of the Administrative Agent, for the benefit of the Lenders, as the same may be amended, modified, supplemented, extended, restated and/or replaced from time to time.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Columbus, Ohio time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Final Judgment” is defined in Section 12.6(ii).

“Financial Contract” of a Person means any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, to the extent any of the same are entered into for speculative (rather than risk management) purposes.

“Fixed Charge Coverage Ratio” means, as of any date of calculation, the ratio of (i) (1) Consolidated EBITDA, minus (2) the sum of (a) taxes actually paid by the Borrower and its Subsidiaries on a consolidated basis, and (b) Maintenance Capital Expenditures divided by (ii) (1) principal and interest payments scheduled with respect to Consolidated Indebtedness, plus (2) Consolidated Dividends.  For purposes of clarification, payment by the Borrower of any principal and/or interest relating to the obligations required to be paid pursuant to Section 4.1(d) shall not be included in the calculation of Fixed Charge Coverage Ratio.

“Float” means Float Control, Inc., a Michigan corporation.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternative Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Prime Rate or the Federal Funds Effective Rate, as applicable, changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.

“Governmental Authority” means any national government, central bank or comparable agency, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” means, separately and collectively, AMI, Float, Jetride, Timexpress and Fast Forward, each of which is a Wholly-Owned Subsidiary of Borrower.

“HNB” means The Huntington National Bank, a national banking association, in its individual capacity, and its successors and assigns.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable and accrued expenses arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens against, or payable out of the proceeds or production from, Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations, and (viii) any other obligation for borrowed money which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement.  Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Inventory” shall mean at any date the total of all goods which would be properly classified in accordance with Agreement Accounting Principles as inventory on the consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person which do not constitute Cash Equivalents; and Financial Contracts, derivative financial instruments and other similar instruments or contracts owned by such Person.

“Jetride” means Jetride, Inc., an Ohio corporation.

“LC Disbursement” means a payment made by the LC Issuer pursuant to a Facility LC.

“LC Fee” is defined in Section 2.19.4.

“LC Issuer” means HNB (or any subsidiaries or affiliates of HNB designated by HNB) in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.19.5.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Installation” means, with respect to a Lender, the Swingline Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender, the Swingline Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender, the Swingline Lender or the Administrative Agent pursuant to Section 2.17.

“Letter of Credit” of a Person means a letter of credit which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, as of any date of calculation, the ratio of (i) Consolidated Funded Indebtedness outstanding on such date divided by (ii) Consolidated EBITDA for the Borrower’s then most-recently ended four fiscal quarters.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan Documents” means this Agreement, the Facility LC Applications, the Security Agreements, the Pledge, the Notes, the Subsidiary Guaranty, the Fast Forward Guaranty, the Timexpress Guaranty and any other documents and/or instruments given pursuant hereto or thereto or otherwise in connection herewith or therewith.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement (or any conversion or continuation thereof).

“Maintenance Capital Expenditures” means capital expenditures which maintain or extend the useful life of aircraft, exclusive of costs associated with the purchase and installation of Required Vertical Separate Minimum modules, Global Positioning Systems and Shadin Digital Fuel Management Systems on aircraft operated by the Borrower or any Subsidiary.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Market Value” means the “Market Value” as set forth in the most recent quarterly Price Digest Report published by Primedia which is reviewed and accepted by HNB’s Equipment Finance Division.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer, the Swingline Lender or the Lenders thereunder.

“Material Indebtedness” shall have the meaning set forth in Section 7.5.

“Maturity Date” means September 30, 2007.

“Maximum Rate” shall have the meaning set forth in Section 12.20.

“Modify” and “Modification” are defined in Section 2.19.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Note” means any promissory note issued at the request of a Lender pursuant to Section 2.12 of the Original Credit Agreement, or any replacement thereof, which shall be in the form of Exhibit E.

“Notice of Assignment” is defined in Section 11.3.2.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Swingline Lender, the Administrative Agent, the LC Issuer or any indemnified party arising under the Loan Documents or to the Lenders, or to any Lender or the Administrative Agent, or any Affiliate of any of them in connection with any Rate Management Transactions.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or repurchase liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person, but excluding from this clause (iv) Operating Lease Obligations.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of more than one year.

“Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under Agreement Accounting Principles if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrower and its Subsidiaries.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) the aggregate principal amount of its Term Loans outstanding at such time, plus (iii) an amount equal to its Applicable Percentage of the LC Obligations at such time, plus (iv) an amount equal to its Swingline Exposure.

“Outstanding Revolving Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Applicable Percentage of the LC Obligations at such time, plus (iii) an amount equal to its Swingline Exposure.

“Participants” is defined in Section 11.2.1.

“Payment Date” means (i) with respect to all Loans other than Swingline Loans, the last day of June, 2004 and the last day of each third month thereafter through the Maturity Date, (ii) with respect to Swingline Loans, the last day of June, 2004 and the last day of each month thereafter through the Maturity Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Indebtedness” is defined in Section 6.11.

“Permitted Liens” is defined in Section 6.15.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pledge” means, separately and collectively, that certain Stock Pledge Agreement and that certain Security Agreement, Pledge and Assignment of Membership Interest, each dated of even date herewith, given by Borrower in favor of the Administrative Agent, for the benefit of the Lenders, as the same may be amended, modified, supplemented, extended, restated and/or replaced from time to time.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means the “prime rate” established by HNB from time to time based on its consideration of economic, money market, business and competitive factors, and it is not necessarily HNB’s most favored rate.  In the event HNB shall abolish or abandon the practice of establishing its Prime Rate or should the same be unascertainable, HNB shall designate a comparable reference rate which shall be deemed to be the Prime Rate under this Agreement and the other Loan Documents.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned or leased.

“Purchasers” is defined in Section 11.3.1.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” has the meaning set forth in Section 12.6.

“Required Lenders” means, at any time, Lenders in the aggregate having at least 51% of the (i) Term Loans and (ii) Aggregate Revolving Commitment or, if the Aggregate Revolving Commitment has been terminated, the Aggregate Outstanding Revolving Credit Exposure.

“Required Property Insurance Coverage” means at any time insurance insuring all Property of the Borrower and its Subsidiaries against loss or damage by fire, lightning, vandalism and malicious mischief and all other perils covered by standard “extended coverage” or “all-risk” insurance and such other risks and losses as is consistent with sound business practices and is customarily maintained from time to time by similar businesses similarly situated and owning, leasing or operating similar properties, including, without limitation, war and terrorism coverage with respect to all jet aircraft; all in such amounts, and having such deductibles from the loss payable for any casualty, as is customary from time to time for similar businesses similarly situated and owning, leasing or operating similar properties.  If any insurance policies with respect to Required Property Insurance Coverage is written on a co-insurance basis, such policy must contain an agreed amount endorsement as evidence that the coverage is in an amount sufficient to insure the full amount of such Property.

“Required Public Liability Insurance Coverage” means comprehensive general accident and public liability insurance (including, without limitation, coverage for product liability, and elevators and escalators, if any, on property owned or leased by the Borrower and its Subsidiaries) against injury, loss and/or damage to persons and property and such other risks and losses as is consistent with sound business practices and is customarily maintained from time to time by similar businesses similarly situated and owning, leasing or operating similar properties; all in such amounts as is customary from time to time for similar businesses similarly situated and owning, leasing or operating similar properties.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Revolving Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and to make or participate in Swingline Loans and Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth on the signature pages below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 11.3.2, as such amount may be modified from time to time pursuant to the terms hereof.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Outstanding Revolving Credit Exposure.

“Revolving Loan” and “Revolving Loans” means a Loan or the Loans, respectively, made pursuant to clause (b) of Section 2.1.

“Rickenbacker Facility” means the corporate and operational headquarters to be constructed, owned and operated by the Borrower on an eight acre leased portion of the real property known as Rickenbacker International Airport, located in Franklin and Pickaway Counties, Ohio and leased to Borrower.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Security Agreements” means, separately and collectively, each of the (i) Continuing Security Agreement dated of even date herewith, executed by Borrower and each Guarantor in favor of the Administrative Agent, for the benefit of the Lenders, and (ii) Mortgage, Security Agreement and Assignment given by Borrower in favor of the Administrative Agent, for the benefit of the Lenders, as the same may be amended, modified, supplemented, extended, restated and/or replaced from time to time.

“Security Documents” means, separately and collectively, the Security Agreements and the Pledge.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Borrower.

“Subsidiary Guaranty” means that certain Replacement Subsidiary Guaranty, dated of even date herewith, executed by the AMI, Float and Jetride in favor of the Administrative Agent, for the benefit of the Lenders, as the same may be amended, modified, supplemented, extended, restated and/or replaced from time to time.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above; provided, however, that “10%”, as it appears in subparts (i) and (ii) above, shall be changed to and shall mean, for all purposes of this definition, 20% provided that the net proceeds (after payment of reasonable costs and expenses associated with any such sale, including reasonable attorneys’ fees) upon sale or other disposition by the Borrower or any Subsidiary of the consolidated assets referenced in (i)

and (ii) above are within 90 days of such sale or other disposition, (a) reinvested in assets of the Borrower and its Subsidiaries which are of similar type and substantially equivalent value as such consolidated assets so sold or otherwise disposed of, and/or (b) paid to Administrative Agent for application in accordance herewith to the amounts owing under the Term Loan.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Applicable Percentage of any Lender of the total Swingline Exposure at any time shall be the same as such Lender’s Applicable Percentage of the total Aggregate Revolving Commitment at such time.

“Swingline Lender” means HNB or any of its Affiliates, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.9.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder.  The amount of each Lender’s Term Commitment is set forth on the signature pages below, or in the assignment substantially in the form of Exhibit C pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The aggregate amount of the Lenders’ Term Commitments is $14,000,000.00.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loan” and “Term Loans” mean each Loan and the Loans made pursuant to clause (a) of Section 2.1.

“Timexpress” means timexpress.com, inc., an Ohio corporation.

“Timexpress Guaranty” means that certain Guaranty, dated of even date herewith, executed by Timexpress in favor of the Administrative Agent, for the benefit of the Lenders, as the same may be amended, modified, supplemented, extended, restated and/or replaced from time to time.

“Transferee” is defined in Section 11.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“U.S.” means the United States of America.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled by such Person or, (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

Section 1.2.                                   Classification of Loans and Advances. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Advances also may be classified and referred to by Class (e.g., a “Revolving Advance”) or by Type (e.g., a “Eurodollar Advance”) or by Class and Type (e.g., a “Eurodollar Revolving Advance”).

Section 1.3.                                   Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

Section 1.4.                                   Accounting Terms.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Agreement Accounting Principles, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Agreement Accounting Principles or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Agreement Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Agreement Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Whenever under this Agreement any financial information, data and the like is calculated on a consolidated basis for the Borrower and its Subsidiaries, such financial information, data and the like of such Subsidiary shall be included only to the extent of the Borrower’s percentage of ownership of such Subsidiary.  Any reference in this Agreement to the terms “extraordinary losses” and “extraordinary gains” shall mean such losses and gains, respectively, categorized by the Company’s external auditors as extraordinary in the financial statements of the Company prepared in accordance with Agreement Accounting Principles in effect at the date of such financial statements.  Notwithstanding anything contained or implied herein to the contrary, no change in Agreement Accounting Principles shall require the restatement of any financial statements dated prior to such change and provided to any Lender, the Administrative Agent, the Swingline Lender or the LC Issuer.  Further, no retroactive change shall be made (as a result of any change in Agreement Accounting Principles which occurs after the date of any such financial statements) in any of the calculations made hereunder based upon the information contained in said financial statements including, without limitation, the calculation of the Applicable Margin.

ARTICLE II

The Credits

Section 2.1                                      Commitments. Subject to the terms and conditions set forth herein, (a) each Lender severally agrees to make a Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Term Commitment, and (b) from and including the Effective Date and prior to the Facility Termination Date, each Lender severally agrees to (i) make Revolving Loans to the Borrower, and (ii) participate in Facility LCs issued upon the request of the Borrower, provided that, after giving effect to the making of each such Revolving Loan or the issuance of each such Facility LC, (i) such Lender’s Outstanding Revolving Credit Exposure shall not exceed its Revolving Commitment, and (ii) the maximum amount of all Loans (including all Revolving Loans, the Term Loan and the LC Obligations) shall at no time exceed the Borrowing Base.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date. Amounts repaid in respect of Term Loans may not be reborrowed. The Revolving Commitments to extend Revolving Loans hereunder shall expire on the Facility Termination Date.  The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.  The Swingline Lender will make Swingline Loans hereunder on the terms and conditions set forth in Section 2.9.

Section 2.2.                                   Loans and Advances.

(i)                                     Each Loan (other than a Swingline Loan) shall be made as part of an Advance consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class.  Advances of more than one Class and Type may be outstanding at the same time.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(ii)                                  Each Advance of Revolving Loans and each Advance of Term Loans shall be comprised entirely of Floating Rate Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall accrue interest at the rate offered with respect thereto (not to exceed the Prime Rate) by the Swingline Lender.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.3.                                   Required Payments; Termination.  The Revolving Commitment of each Lender shall terminate, and the Aggregate Outstanding Revolving Credit Exposure and all other unpaid Obligations (other than Obligations with respect to the Term Loans) shall be paid in full by the Borrower, on the Facility Termination Date.

Section 2.4.                                   Commitment Fee; Facility Fee; Increases and Reductions in Aggregate Commitment.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Applicable Percentage, a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Revolving Commitment (which shall be determined, notwithstanding anything contained herein to the contrary or the definition of the term ‘Available Aggregate Revolving Commitment’ as though no Swingline Loans are outstanding, whether or not that is in fact the case) from the date hereof to and including the Facility Termination Date, payable (in arrears) on each Payment Date hereafter and on the Facility Termination Date. The Borrower may permanently reduce the Aggregate Revolving Commitment in whole, or in part ratably among the Lenders, in integral multiples of $5,000,000, upon at least five Business Days written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Revolving Commitment may not be reduced below the Aggregate Outstanding Revolving Credit Exposure.  All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.  Upon the request by the Borrower, with the consent of the Administrative Agent (which shall not be unreasonably withheld or conditioned), Borrower may increase the Aggregate Revolving Commitment by up to $10,000,000 provided that one or more Lenders or other financial institutions selected by the Administrative Agent in consultation with the Borrower are willing to increase its or their Revolving Commitments by an aggregate amount equal to such increase.

Section 2.5.                                   Minimum Amount of Each Advance; Eurodollar Advances.

(i)                                     Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof).

(ii)                                  Each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 in excess thereof), provided, however, that any Floating Rate Advance may be in the lesser amount of the Available Aggregate Revolving Commitment or the amount that is required to refinance the reimbursement of an LC Disbursement as contemplated by Section 2.19.6.

(iii)                               There shall not at any time be more than a total of five (5) Eurodollar Revolving Advances outstanding.

(iv)                              There shall not at any time be more than a total of three (3) Eurodollar Term Advances outstanding.

Section 2.6.                                   Method of Selecting Types and Interest Periods for New Advances.  The Borrower shall from time to time select the Class and Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto.  The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than noon (Columbus, Ohio time) at least one (1) Business Day before the date on which Borrower desires that such Advance be made (the “Borrowing Date”) of each Floating Rate Advance and three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)                                     the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)                                  the aggregate amount of such Advance,

(iii)                               the Class and Type of Advance selected, and

(iv)                              in the case of each Eurodollar Advance, the Interest Period applicable thereto.

If no election as to Type of Advance is specified in the Borrowing Notice, the requested Advance shall be a Floating Rate Advance.  If no Interest Period is specified with respect to the requested Eurodollar Advance, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

Not later than noon (Columbus, Ohio time) one (1) Business Day after the notice provided by Administrative Agent pursuant to Section 2.16, each Lender shall make available its Floating Rate Loan or Floating Rate Loans, and, not later than noon (Columbus, Ohio time) two (2) Business Days after the notice provided by Administrative Agent pursuant to Section 2.16, each Lender shall make available its Eurodollar Rate Loan or Eurodollar Rate Loans, in each case by wire transfer of immediately available funds to the Administrative Agent at its address specified pursuant to Section 12.14, provided that Swingline Loans shall be made as provided in Section 2.9.  The Administrative Agent will make the funds so received from the Lenders available to the Borrower by 3:00 p.m. (Columbus, Ohio time) on the Borrowing Date at the Administrative Agent’s aforesaid address.

Section 2.7.                                   Conversion and Continuation of Outstanding Advances.  (i) Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.7 or are repaid in accordance with the terms of this Agreement.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with the terms of this Agreement or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period.  Subject to the terms of Section 2.5, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance.  The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than noon (Columbus, Ohio time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(a)                                  the requested date, which shall be a Business Day, of such conversion or continuation,

(b)                                 the aggregate amount and Class and Type of the Advance which is to be converted or continued, and the interest rate and expiration date of the Interest Period currently in effect with respect thereto, if any, and

(c)                                  the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period to be applicable thereto.

(ii)                                  This Section 2.7 shall not apply to Swingline Loans, which may not be converted or continued.

Section 2.8.                                   Optional Principal Payments.  The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon two Business Days’ prior notice to the Administrative Agent (and, in the case of prepayment of a Swingline Loan, upon one Business Day’s prior notice to the Swingline Lender).  The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days prior notice to the Administrative Agent.  Unless specifically designated in the applicable prepayment notice as an optional prepayment of principal of the Term Loan, all prepayments of principal shall be applied to the Revolving Loan (without any corresponding reduction in the Aggregate Revolving Commitment unless done so in accordance with Section 2.4).  Any payment of Term Loan Advances prior to the maturity thereof shall be applied to the principal installments thereof in reverse order of maturity.

Section 2.9.                                   Swingline Loans.

(i)                                     Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from the Effective Date and prior to the Facility Termination Date in an aggregate principal amount at any time outstanding that will not result in (x) the Swingline Exposure exceeding $5,000,000, or (y) the Swingline Exposure exceeding the difference between the Aggregate Revolving Commitment and the Aggregate Outstanding Revolving Credit Exposure, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(ii)                                  To request a Swingline Loan, the Borrower shall give the Administrative Agent and the Swingline Lender irrevocable notice of such request not later than noon (Columbus, Ohio time) on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date of disbursement (which shall be a Business Day) and amount of the requested Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the Borrower at the Administrative Agent’s address specified pursuant to Section 12.14 (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement, by remittance to the LC Issuer) on the requested date of such Swingline Loan.

(iii)                               The Swingline Lender may by written notice given to the Administrative Agent not later than noon (Columbus, Ohio time) on any Business Day, require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Unmatured Default or the reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the

Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.10.                             Changes in Interest Rate, etc.   Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.7, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.7 hereof, at a rate per annum equal to the Floating Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Prime Rate or Federal Funds Effective Rate, as applicable.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.6 and 2.7 and otherwise in accordance with the terms hereof.  No Interest Period may end after the Facility Termination Date.

Section 2.11.                             Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.6 or 2.7, during the continuance of a Default or Unmatured Default, no Advance may be made as or converted into a Eurodollar Advance and each existing Eurodollar Loan shall, upon the expiration of the Interest Period in effect with respect to each such Eurodollar Loan, be automatically converted to a Floating Rate Loan.  In addition, during the continuance of a Default (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2%, and (iii) the LC Fee shall be increased by 2% per annum.

Section 2.12.                             Repayment of Loans; Evidence of Debt.

(i)                                     The Borrower hereby unconditionally promises to pay (a) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Facility Termination Date, (b) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.13, and (c) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (x) the Facility Termination Date and (y) ten days after the date on which each such Swingline Loan is advanced.

(ii)                                  All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Section 12.14, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the

Borrower, by noon (Columbus, Ohio time) on the date when due and shall (except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder, including the payment of Obligations relating to Swingline Loans which are required to be paid to the Swingline Lender) be applied ratably by the Administrative Agent among the Lenders.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Section 12.14 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with HNB for each payment of principal and/or interest, Reimbursement Obligations and fees, as any of the same becomes due hereunder.  Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to the LC Issuer in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.19.6.

(iii)                               Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(iv)                              The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Class and Type thereof, and, as applicable, the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.  The Administrative Agent or any Lender may, if the Administrative Agent or any Lender so elects in connection with any transfer of its Loans or enforcement of this Agreement or any Note, endorse on a schedule forming a part hereof or a Note appropriate notation to evidence the foregoing information with respect to the principal and interest then outstanding.

(v)                                 The entries maintained in the accounts maintained pursuant to paragraphs (iii) and (iv) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms and provisions hereof.

(vi)                              Loans of each Class shall continue to be evidenced by the Notes, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (iii) and (iv) above.

Section 2.13.                             Amortization of Term Loans.

(i)                                     Subject to adjustment pursuant to paragraph (iii) of this Section, the Borrower shall repay Term Advances in fourteen (14) consecutive quarterly installments, each in the amount of $1,000,000, commencing on the last day of June, 2004, and continuing on each Payment Date thereafter through the Maturity Date.

(ii)                                  To the extent not previously paid, all Term Advances shall be due and payable on the Maturity Date.

(iii)                               If the initial aggregate amount of the Lenders’ Term Commitments exceeds the aggregate principal amount of Term Loans that are made on the Effective Date, then the scheduled repayments of Term Advances to be made pursuant to this Section shall be reduced ratably by an aggregate amount equal to such excess. Any prepayment of a Term Advance shall be applied to reduce the scheduled repayments (in inverse order of maturity) of the Term Advances to be made pursuant to this Section.

(iv)                              Prior to any repayment of any Term Advances hereunder, the Borrower shall select the Term Advance or Term Advances to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 10:00 a.m. (Columbus, Ohio time), two (2) Business Days before the scheduled date of such repayment, provided that each repayment of Term Advances shall be applied to repay any outstanding Floating Rate Advances before any Eurodollar Advances. Each repayment of a Term Advance shall be applied ratably to the Term Loans included in the repaid Term Advance. Repayments of Term Advances shall be accompanied by accrued interest on the amount repaid.

Section 2.14.                             Telephonic Notices.  The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Classes and Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation signed by an Authorized Officer if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

Section 2.15.                             Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Floating Rate Advance (other than Swingline Loans) shall be payable on each Payment Date and at maturity.  Interest accrued on each Swingline Loan shall be payable on the day that such Swingline Loan is required to be repaid.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.  Commitment fees, LC Fees and interest with respect to each Eurodollar Loan and shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest with respect to each Floating Rate Loan shall be calculated for actual days elapsed on the basis of a 365-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Columbus, Ohio time).  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

Section 2.16.                             Notification of Advances, Interest Rates, Prepayments and Commitment Reductions or Increases.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Revolving Commitment reduction or increase notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder.  The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Prime Rate or the Federal Funds Effective Rate, as applicable.

Section 2.17.                             Lending Installations.  Each Lender and the Swingline Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender, the Swingline Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender, the Swingline Lender, and the LC issuer, as the case may be, for the benefit of any such Lending Installation.  Each Lender, the Swingline Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Section 12.14, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.  Notwithstanding anything contained herein to the contrary, none of the Lenders, the Swingline Lender or the LC Issuer shall designate a non-U.S. Lending Installation unless it is determined in the reasonable discretion by such Lender, Swingline Lender or LC Issuer that the extension or continuation of any Eurodollar Loan cannot be made at a U.S. Lending Installation.

Section 2.18.                             Non-Receipt of Funds by the Administrative Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan, or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended ultimate recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the ultimate recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan, or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

Section 2.19.                             Facility LCs.

Section 2.19.1.  Issuance  The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $5,000,000, and (ii) the Aggregate Outstanding Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitment.  No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance.

Section 2.19.2.  Participations  Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.19, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Applicable Percentage.

Section 2.19.3.  Notice.  Subject to Section 2.19.1, the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Columbus, Ohio time) at least three (3) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby.  Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC.  The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”).  In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.  Further, notwithstanding any grant of collateral security under any Facility LC Application for the obligations of Borrower thereunder, the LC Issuer agrees and acknowledges that the Reimbursement Obligations and all other amounts owing by Borrower under any Facility LC Application shall at all times be unsecured.

Section 2.19.4.  LC Fees.  The Borrower shall pay to the Administrative Agent (i) for the account of the Lenders ratably in accordance with their respective Applicable Percentages, a letter of credit fee at a per annum rate equal to the Applicable Fee Rate on the average daily undrawn stated amount of each Facility LC, such fee to be payable in arrears on each Payment Date, and (ii) for the Administrative Agent for its own account, a one-time letter of credit fee in an amount equal to 15 basis points of the stated amount of each Facility LC, such fee to be payable on the date of such issuance or increase (each such fee described in this sentence an “LC Fee”).  The Borrower shall also pay to the LC Issuer for its own account, such reasonable and customary documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

Section 2.19.5.  Administration; Reimbursement.  Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”).  The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC.  The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Applicable Percentage of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Columbus, Ohio time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

Section 2.19.6.  Reimbursement by Borrower.  The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date.  The LC Issuer will pay to each Lender ratably in accordance with its Applicable Percentage all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.19.5.  Subject to the terms and conditions of this Agreement (including the submission of a Borrowing Notice in compliance with Section 2.6 and the satisfaction of the applicable conditions precedent set forth in Article IV), unless directed otherwise by the Borrower, the Lenders shall make a Floating Rate Revolving Advance hereunder for the purpose of satisfying any Reimbursement Obligation and, to the extent so satisfied, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Floating Rate Revolving Advance.

Section 2.19.7.  Obligations Absolute.  The Borrower’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC.  The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee.  The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC, except for its gross negligence or willful misconduct.  The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower.  Nothing in this Section 2.19.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19.6.

Section 2.19.8.  Actions of LC Issuer.  The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer.  The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

Section 2.19.9.  Indemnification.  The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

Section 2.19.10.  Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Applicable Percentage, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

Section 2.19.11.  Rights as a Lender.  In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

Section 2.20.  Replacement of Lender.  If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3 (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender as of such date and to comply with the requirements of Section 11.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of assumption, including payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5.

Section 2.21.  Amendment and Restatement.  This Agreement is entered into by the parties hereto in order to, inter alia, amend and restate the terms, provisions and agreements of that certain Credit Agreement dated September 30, 2002 among Borrower, The Huntington National Bank, as Administrative Agent, Lender, Swingline Lender and LC Issuer, Fifth Third Bank, as Lender and Bank One, N.A., as Lender (herein, as previously amended, the “Original Credit Agreement”).  Pursuant to this Agreement, the other “Loan Documents” (as such term is used and defined in the Original Credit Agreement; herein, the “Original Loan Documents”) shall also be amended and restated (except for any Facility LC Applications). This Agreement, together with the Original Loan Documents, as amended and restated on this date, the Pledge, the Security Agreements, the Fast Forward Guaranty, the Timexpress Guaranty, all Facility LC Applications given under the Original Credit Agreement and/or this Agreement, and all other documents and or instruments given from time to time in connection with or pursuant to this Agreement, as each of the same may from time to time be amended, modified, supplemented, extended, restated or replaced from time to time, shall constitute the Loan Documents as such term is used and defined in this Agreement.  Neither this Agreement nor any of the other Loan Documents shall constitute a satisfaction or refinance of the indebtedness evidenced by the Original Credit Agreement and the other Original Loan Documents.  The Borrower shall pay to Agent such fees (collectively, the “Amendment and Restatement Fee”) referenced in the letter agreement described in Section 4.1(b), which Amendment and Restatement Fee shall be due and payable on the Closing Date and the full payment of which, in immediately available funds, shall be a condition to the effectiveness of this Agreement.

ARTICLE III

Yield Protection; Taxes

Section 3.1.                                   Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender, or the LC Issuer, or applicable Lending Installation, with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)                                     subjects any Lender, the LC Issuer, or any applicable Lending Installation, to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes)

to any Lender, or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

(ii)                                  imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, or the LC Issuer, or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)                               imposes any other condition the result of which is to increase the cost to any Lender, the LC Issuer, or any applicable Lending Installation, of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender, the LC Issuer, or any applicable Lending Installation, in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender, the LC Issuer, or any applicable Lending Installation, to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participation therein held or interest of LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender, LC Issuer, or applicable Lending Installation, as the case may be, of making or maintaining its Eurodollar Loans or of issuing or participating in Facility LCs, or to reduce the return received by such Lender, LC Issuer, or applicable Lending Installation, as the case may be, in connection with such Eurodollar Loans, the Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender, or the LC Issuer, as the case may be, the Borrower shall pay such Lender, or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender, or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

Section 3.2.                                   Changes in Capital Adequacy Regulations.  If a Lender, or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender, the LC Issuer, or any Lending Installation, or any corporation controlling such Lender, or the LC Issuer is increased as a result of a Change (defined below), then, within 15 days of demand by such Lender, or the LC Issuer, the Borrower shall pay such Lender, or the LC Issuer the amount necessary (without any premium or penalty thereon or otherwise with respect thereto) to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender, or the LC Issuer determines is attributable to this Agreement, its Outstanding Revolving Credit Exposure, its Term Loans, its Revolving Commitment to make Revolving Loans and/or issue or participate in Facility LCs, as the case may be (after taking into account such Lender’s, or LC Issuer’s, policies as to capital adequacy).  “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (defined below), or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender, or the LC Issuer, or any Lending Installation or any corporation controlling any Lender, or the LC Issuer.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

Section 3.3.                                   Availability of Types of Advances.  If any Lender, or the LC Issuer determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4 (without any premium or penalty thereon or otherwise with respect thereto).

Section 3.4.                                   Funding Indemnification.  If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any reasonable and properly documented loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance (without any premium or penalty thereon or otherwise with respect thereto).

Section 3.5.                                   Taxes.

(i)                                     All payments by the Borrower to or for the account of any Lender, the Swingline Lender, the LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the Swingline Lender, the LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the Swingline Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii)                                  In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

(iii)                               The Borrower hereby agrees to indemnify the Administrative Agent, the Swingline Lender, the LC Issuer, and each Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the Swingline Lender, the LC Issuer, or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, the LC Issuer, or such Lender makes demand therefor pursuant to Section 3.6.

(iv)                              Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(v)                                 If the U.S. Internal Revenue Service or any other governmental authority of the U.S. or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 3.5(v) shall survive the payment of the Obligations and termination of this Agreement.

Section 3.6.                                   Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender, and the LC Issuer shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender or LC Issuer, as applicable, under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, or the LC Issuer, disadvantageous to such Lender or the LC Issuer.  Each Lender and the LC Issuer shall deliver a written statement to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender or the LC Issuer determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender or the LC Issuer funded each Eurodollar Loan or made any disbursement under each Facility LC, as applicable, through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan or Facility LC, whether or not that is in fact the case, and any amounts owing by Borrower to any Lender or the LC Issuer under such Sections shall not be deemed unreasonable or not properly documented as a result of whether or not any Lender funded any Eurodollar Loan or whether or not the LC Issuer made any disbursement under any Facility LC in such manner.  Unless otherwise provided herein, the amount specified in the written statement of any Lender or the LC Issuer shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive for 180 days following the later of (i) the payment of the Obligations and termination of this Agreement, and (ii) the date that the event giving rise to the obligation occurs (provided that if the event giving rise to the obligation is retroactive, then such 180 day period shall be extended to include the period of retroactive effect).

ARTICLE IV

Conditions Precedent

Section 4.1.                                   Effective Date; Credit Extensions.

(i)                                     The obligations of the Lenders to make Advances after the Effective Date and of the Swingline Lender to make Swingline Loans and of the LC Issuer to issue Facility LCs hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a)                                  The Borrower shall have furnished to the Administrative Agent, with sufficient copies for the Lenders:

(1)                                  All documents, instruments, agreements and other items as set forth in the Closing Agenda.

(2)                                  Such other documents and items as any Lender or its counsel may have reasonably requested.

(b)                                 The Borrower shall have paid to the Administrative Agent all fees and other amounts owing pursuant to the letter agreement dated of even date herewith, or as otherwise agreed from time to time.

(c)                                  The Administrative Agent shall have received and accepted the executed legal opinion of Vorys, Sater, Seymour & Pease, legal counsel to the Borrower and Guarantor, in favor of the Lenders, Swingline Lender, LC Issuer, and Administrative Agent, in form and substance satisfactory to the Administrative Agent.

(d)                                 Simultaneously with the first Advance made after the Effective Date, Borrower shall have (i) paid in full all indebtedness and liabilities outstanding in favor of (1) Bank One, NA (“Bank One”) in connection with a certain term loan made by Bank One to Borrower on February 19, 2002 in the original principal amount of $3,000,000, and (2) Key Equipment Finance or any other division of Key Corporate Capital, Inc. or any affiliate thereof, (ii) obtained terminations of all liens and security interests granted in connection with any such indebtedness and liabilities, and (iii) terminated any commitment to extend further credit and/or additional loans in connection therewith or under any documents, agreements or instruments evidencing or given in connection with the same.

(e)                                  An opening Borrowing Base Certificate, certified by an Authorized Officer of Borrower as true and correct.

(ii)                                  The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Swingline Lender to make Swingline Loans and of the LC Issuer to issue the Facility LCs hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.13) on the Closing Date.

Section 4.2.                                   Each Credit Extension. The obligation of each Lender to make a Loan on the occasion of any Advance and of the Swingline Lender to make a Swingline Loan on the occasion of any Swingline Advance and of the LC Issuer to issue, amend, renew or extend any Facility LC, is subject to the satisfaction of the following conditions:

(i)                                     There exists no Default or Unmatured Default.

(ii)                                  The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(iii)                               All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

Each Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i)-(ii) have been satisfied.

ARTICLE V

Representations And Warranties

The Borrower represents and warrants to the Lenders that:

Section 5.1.                                   Existence and Standing.  Each of the Borrower and its Subsidiaries is a corporation, or (in the case of Subsidiaries only) partnership or limited liability company, duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 5.2.                                   Authorization and Validity.  The Borrower and each Guarantor has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by the Borrower and each Guarantor of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate, partnership, or limited liability company, as the case may be, proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower and each Guarantor, as applicable, enforceable against the Borrower and each Guarantor in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 5.3.                                   No Conflict; Government Consent.  Neither the execution and delivery by the Borrower or any Guarantor of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, any Guarantor, or any of their respective Subsidiaries or (ii) the Borrower’s, any Guarantor’s, or any of their respective Subsidiaries’, articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower, any Guarantor, or any of their respective Subsidiaries is a party or is subject, or by which any of them, or their Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower, any Guarantor or any of the respective Subsidiaries of any of them pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower, any Guarantor, or any of their Subsidiaries, is required to be obtained in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

Section 5.4.                                   Financial Statements.  The December 31, 2003 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with Agreement Accounting Principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended. The financial projections provided by Borrower and/or its Subsidiaries to the Lenders in connection with the transactions contemplated hereby shall be certified by an Authorized Officer as being an accurate summary of the estimated expected results of operations and cash flow of the Borrower and its Subsidiaries to the best knowledge of such Authorized Officer as of the date of said financial projections based upon present circumstances; it being acknowledged and agreed by the parties hereto that the assumptions contained therein may not materialize, and unanticipated events and circumstances may occur subsequent to the date of said financial projections which may result in actual results which vary (perhaps, materially) from the financial projections.

Section 5.5.                                   Material Adverse Change.  Since December 31, 2003 there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 5.6.                                   Taxes.  The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists.  No tax liens have been filed and no claims are being asserted with respect to any such taxes.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

Section 5.7.                                   Litigation and Contingent Obligations.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.  Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has any material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

Section 5.8.                                   Subsidiaries.  Schedule I contains an accurate list of all of the direct and indirect Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries.  All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

Section 5.9.                                   ERISA.  The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $100,000.  Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $100,000 in the aggregate.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

Section 5.10.                             Accuracy of Information.  No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in

connection with the negotiation of, or compliance with, the Loan Documents (i) contained any material misstatement of fact, or (ii) omitted to state any fact necessary to make the statements contained therein not materially misleading.

Section 5.11.                             Federal Reserve Regulations.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

Section 5.12.                             Material Agreements.  Neither the Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement (including, without limitation, any agreement or instrument evidencing or governing Indebtedness) to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

Section 5.13.                             Compliance With Laws.  The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Properties except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

Section 5.14.                             Properties.

(i)                                     Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of the Property material to its business (including its real properties), free and clear of all Liens, except for (1) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, (2) and Permitted Liens.

(ii)                                  Each of the Borrower and its Subsidiaries has complied with all material obligations under all leases to which it is a party and that are material to the Borrower and its Subsidiaries taken as a whole and all such leases are in full force and effect.  Each of the Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases under which a Borrower or any such Subsidiary is a lessee.

(iii)                               Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise permitted to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(iv)                              Schedule 5.14 sets forth the address of each real property that is owned or leased by the Borrower or any of its Subsidiaries as of the Effective Date.

(v)                                 As of the Effective Date, neither the Borrower nor any of its Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any of its real properties or any sale or disposition thereof, in lieu of condemnation. Neither any of the Borrower’s or its Subsidiaries’ real properties, nor any interest therein, is subject to any right of first refusal, option or other contractual right to purchase such real property or interest therein.

Section 5.15.                             Plan Assets; Prohibited Transactions.  Neither the Borrower nor any of its Subsidiaries is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

Section 5.16.                             Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower and its Subsidiaries due to Environmental Laws.  On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect.  Except as provided on Schedule 5.16, neither the Borrower nor any of its Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

Section 5.17.                             Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.18.                             Public Utility Holding Company Act.  Neither the Borrower nor any of its Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 5.19.                             Insurance.  The certificate (substantially in the form attached as Schedule 5.19) signed by the President or Chief Financial Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower with respect to itself and its Subsidiaries and that has been furnished by the Borrower to the Administrative Agent and the Lenders, is complete and accurate.  This summary includes the insurer’s or insurers’ name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles.  This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

Section 5.20.                             Solvency.

(i)                                     Immediately after the consummation of the transactions to occur hereunder and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(ii)                                  The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 5.21.                             Labor Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where any such violations, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect. All material payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against the Borrower or any such Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, as applicable. The consummation of the transactions contemplated hereby will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Subsidiaries is bound.

ARTICLE VI

Covenants

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

Section 6.1.                                   Financial Reporting.  The Borrower will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the Administrative Agent:

(i)                                     Within ninety (90) days after the close of each fiscal year of Borrower, the annual report of Borrower on form 10K for each such fiscal year-end, as filed with the Securities and Exchange Commission.

(ii)                                  Within forty-five (45) days after the close of the each of the first three fiscal quarters of each of Borrower’s fiscal years, the quarterly report of Borrower on form 10Q for each such fiscal quarter-end, as filed with the Securities and Exchange Commission.

(iii)                               Together with the deliveries required under Section 6.1(ii), for each fiscal quarter-end, a compliance certificate in substantially the form of Exhibit B signed by an Authorized Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv)                              On the last day of each March and September prior to the Maturity Date, a detailed report (1) listing (by type and registration number) all aircraft in which Borrower or any Subsidiary of Borrower owns or holds any right, title or interest, (2) showing the Market Value of said aircraft, and (3) indicating the hours logged with respect to each aircraft for the period since the date of the last such report.

(v)                                 no later than forty-five (45) days after the last day of each calendar quarter after the Closing Date hereof, and at such other times as Lender shall request, a Borrowing Base Certificate, certified by an Authorized Officer of Borrower as true and correct, setting forth the amount of Eligible Accounts Receivable, Eligible Inventory and Eligible Fixed Assets and supporting documentation, in each case as of the last Business Day of said calendar quarter;

(vi)                              As soon as possible and in any event within ten (10) days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

(vii)                           As soon as possible and in any event within ten (10) days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(viii)                        As soon as possible and in any event within ten (10) days after notice thereof, notice of all actions, suits, audits, inquiries, proceedings, notices of violations, investigations and/or other material actions before or by any governmental or public authority or body, or any subdivision thereof, including, without limitation, the Internal Revenue Service and/or the Securities Exchange Commission of the U.S., against the Borrower or any Subsidiary, which could, in the opinion of an Authorized Officer of the Borrower, if adversely determined, reasonably be expected to result in a Material Adverse Effect.

(ix)                                Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

Section 6.2.                                   Use of Proceeds.  The Borrower will use the proceeds of the Loans for general corporate and working capital purposes.  The Borrower will not, nor will it permit any of its Subsidiaries to, use any of the proceeds of the Advances or any Facility LC to purchase or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 6.3.                                   Notice of Default.  The Borrower will, and will cause each of its Subsidiaries to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect, including, without limitation, any material casualty or loss.

Section 6.4.                                   Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in the jurisdiction of its organization and in each other jurisdiction in which its business is conducted, unless the failure to be so authorized to conduct business in each such other jurisdiction would not reasonably be expected to have a Material Adverse Effect.

Section 6.5.                                   Taxes.  The Borrower will, and will cause each of its Subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.  At any time that the Borrower or any of its Subsidiaries is organized as a limited liability company, each such limited liability company will qualify for partnership tax treatment under United States federal tax law.

Section 6.6.                                   Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies the Required Property Insurance Coverage and Required Public Liability Insurance Coverage, and the Borrower will furnish to the Administrative Agent upon request full information as to the insurance carried.

Section 6.7.                                   Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including all Environmental Laws.

Section 6.8.                                   Maintenance of Properties.  The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times except to the extend the failure to do so would reasonably be expected to result in a Material Adverse Effect.

Section 6.9.                                   Books and Records; Inspection.  The Borrower will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account in which full, true and correct entries in all respects are made for all dealings and transactions in relation to its business and activities, and (ii) permit the Administrative Agent and the Lenders, by their respective representatives and agents, with prior notice to Borrower to inspect any of the Property, books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each such Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each such Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times during Borrower’s or such Subsidiary’s normal business hours and at reasonable intervals as the Administrative Agent or any Lender may designate.

Section 6.10.                             Operating Leases.  Borrower will not, nor will it permit any of its Subsidiaries, to enter into any Operating Lease for aircraft (1) having a term greater than five (5) years and/or (ii) under which the aggregate total amount of rent and lease expense paid by or to be paid by Borrower and its Subsidiaries on an annual basis exceeds $2,000,000.00.

Section 6.11.                             Indebtedness.  The Borrower will not, nor will it permit any of its Subsidiaries, as applicable, to, create, incur or suffer to exist any Indebtedness, except any or all of the following (collectively “Permitted Indebtedness”):

(i)                                     The Loans and the Reimbursement Obligations.

(ii)                                  Indebtedness existing on the date hereof and described in Schedule 2.

(iii)                               Indebtedness arising under Rate Management Transactions related to the Loans.

(iv)                              Consolidated Indebtedness, calculated for the Borrower and/or its Subsidiaries without duplication, not exceeding (1) $32,000,000.00 in the aggregate incurred at any time during fiscal year 2004, and (2) an incremental $28,500,000.00 in the aggregate incurred at any time during fiscal year 2005; provided, that all of such Consolidated Indebtedness is incurred for the sole purpose of purchasing, leasing or other financings, including time shares, with respect to aircraft and related tangible fixed assets in fiscal years 2004 and/or 2005, or refinancing the same in fiscal year 2004, it being understood and agreed that if (a) such covenants, defaults, and other terms and conditions shall include any financial covenants with respect to Borrower or any of its Subsidiaries, and (b) any security interest shall be granted in connection with such Consolidated Indebtedness (as permitted pursuant to Section 6.15), then the bank, financial institution or other creditor to which such Consolidated Indebtedness is owing shall have entered into an Inter-Creditor Agreement with Agent for the benefit of the Lenders and in form and substance satisfactory to the Lenders.

(v)                                 Consolidated Indebtedness not exceeding $9,000,000.00 in the aggregate which is incurred solely for the purpose of financing the construction and related costs by Borrower of the Rickenbacker Facility.

(vi)                              Indebtedness of Borrower and Jetride in connection with the maintenance service plan covering any aircraft, including related engines, of Borrower or Jetride.

(vii)                           Indebtedness by and among Borrower and any Guarantor.

Section 6.12.                             Merger.  The Borrower will not, nor will it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary.

Section 6.13.                             Sale of Assets.  The Borrower will not, nor will it permit any of its Subsidiaries to, in one or any series of transactions, lease, sell or otherwise dispose of Property to any other Person (except Property (i) which is purchased or otherwise acquired by Borrower or any of its Subsidiaries ninety (90) or fewer days prior to such lease, sale or other disposition, or (ii) which is subject to a Permitted Lien in favor of a Person other than the Administrative Agent and said Person has approved or permitted such sale, lease or other disposition, or (iii) by Borrower or any Subsidiary to any Guarantor, provided, however, that to the extent any such Property is subject to a Lien in favor of Agent, said transfer shall be made specifically subject to said Lien and the transferee-Guarantor shall assume all obligations of the transferor-Borrower or Subsidiary under any Security Agreement, Pledge or other Loan Document pursuant to which any such Lien was created) which, in the aggregate, constitutes a Substantial Portion of the Property of Borrower or any Subsidiary, or which constitutes Collateral under the Security Documents if said lease, sale or other disposition is prohibited pursuant to the Security Documents.

Section 6.14.                             Investments and Acquisitions.  The Borrower will not, nor will it permit any of its Subsidiaries to, make or suffer to exist any Investments (including loans and advances to, and other Investments in, Subsidiaries, except as explicitly permitted pursuant to Section 6.11), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)                                     Cash Equivalent Investments.

(ii)                                  Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule I, including, without limitation, pursuant to the management and licensing agreements between AMI, ASI and/or Jetride, substantially on such terms and providing for management and royalty fees to AMI as described in writing to Administrative Agent.

(iii)                               Acquisitions involving aggregate consideration paid or payable by the Borrower and/or any of its Subsidiaries which is not in excess of $10,000,000.

Section 6.15.                             Liens.  The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist (i) any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, or (ii) an agreement with any Person (other than Administrative Agent for the ratable benefit of the Lenders) which prohibits or restricts the granting of any such Lien in favor of the Administrative Agent for the ratable benefit of the Lenders, except any or all of the following (collectively, “Permitted Liens”):

(i)                                     Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(ii)                                  Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens, landlord’s liens, and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(iii)                               Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iv)                              Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(v)                                 Liens existing on the date hereof and described in Schedule II.

(vi)                              Liens existing in connection with existing and future Operating Leases and Capitalized Leases.

(vii)                           Liens in favor of the Administrative Agent, for the benefit of the Lenders.

(viii)                        Liens to secure payment of the purchase price of any aircraft and related tangible fixed assets acquired by the Borrower or any of its Subsidiaries with the proceeds of any Permitted Indebtedness may be created or suffered to exist upon such aircraft and related tangible fixed assets provided that the aggregate principal amount of all Permitted Indebtedness secured by such Liens does not exceed the amounts set forth in Section 6.11; provided that no such Lien shall encumber any other asset at any time owned by the Borrower or such Subsidiary, and, provided further, that not more than one such Lien shall encumber such fixed asset at any one time.

(ix)                                Liens securing Permitted Indebtedness described in Section 6.11(v).

Section 6.16.                             Capital Expenditures.  The Borrower will not, and will not permit any of its Subsidiaries to, make, or be committed to make, Capital Expenditures, on a non-cumulative basis in the aggregate exceeding $44,000,000 for fiscal 2004 and $52,000,000 annually thereafter; provided, however, that Capital Expenditures not exceeding $12,500,000 for the construction of Borrower’s Rickenbacker Facility to be incurred solely in fiscal years 2004 and 2005 shall be excluded from the calculation of Capital Expenditures.

In addition, the portion of the aggregate Capital Expenditures attributable to the purchase of any aircraft and related tangible fixed assets by Borrower or any Subsidiary of Borrower shall not exceed (1) $25,000,000.00 in fiscal year 2004, and (2) $35,000,000.00 in each of fiscal years 2005 and 2006.

Notwithstanding the foregoing provisions of this Section 6.16, the difference (up to $5,000,000) between (i) the maximum aggregate Capital Expenditures permitted in any year, and (ii) the actual aggregate Capital Expenditures made for such year, shall be permitted as a carry-over in any subsequent year and shall increase the maximum Capital Expenditures permitted for any such subsequent year (including any Capital Expenditures permitted in such subsequent year attributable to the purchase of aircraft).

Section 6.17.                             Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

Section 6.18.                             Letters of Credit.  The Borrower will not, nor will it permit any of its Subsidiaries to, apply for or become liable upon or in respect of any Letter of Credit other than Facility LCs.

Section 6.19.                             Sale of Accounts.  The Borrower will not, nor will it permit any of its Subsidiaries to, sell or otherwise dispose of, with or without recourse, any notes receivable or Accounts Receivable for a purchase price exceeding $100,000 in the aggregate in any calendar year.

Section 6.20.                             Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into or suffer to exist one or more (i) Sale and Leaseback Transactions of assets having book value in excess of (1) $10,000,000 in the aggregate during any calendar year, or (2) $25,000,000 in the aggregate during the term of this Agreement, or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except to the extent permitted under (i) above.

Section 6.21.                             Contingent Obligations.  The Borrower will not, nor will it permit any of its Subsidiaries to, make or suffer to exist any Contingent Obligation (including any Contingent Obligation with respect to the obligations of any of Borrower’s Subsidiaries), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the Reimbursement Obligations, and (iii) to the extent such Contingent Obligation(s) otherwise constitute Permitted Indebtedness hereunder.

Section 6.22.                             Financial Contracts.  The Borrower will not, nor will it permit any of its Subsidiaries to, enter into or remain liable upon any Financial Contract.

Section 6.23.                             No Amendments to Certain Documents and Agreements.  The Borrower will not, nor will it permit any material amendment to its Articles of Incorporation, its Code of Regulations, or any other governing documents, except as required to maintain compliance with federal, state and local laws and regulations from time to time applicable to Borrower; provided, however, that Borrower shall provide thirty (30) days prior written notice to the Administrative Agent of any such amendment.

Section 6.24                                Financial Covenants.

Section 6.24.1.  Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio (determined as of the end of each of its fiscal quarters for the then most recently ended four fiscal quarters), to be less than (i) 1.10 to 1.0 at any time prior to fiscal year-end 2005, and (ii) 1.20 to 1.0 at any time on or after December 31, 2005.

Section 6.24.2.  Leverage Ratio.  The Borrower will not permit the Leverage Ratio, (determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters), to be greater than (i) 3.25 to 1.0 at any time on or prior to March 31, 2005, and (ii) 3.00 to 1.0 at any time on or after April 1, 2005.

Section 6.24.3.  Minimum Tangible Net Worth. The Borrower will at all times maintain Consolidated Tangible Net Worth of not less than (i) as of Borrower’s fiscal year-end 2002, $66,901,923, and (ii) as of the last day of each of Borrower’s fiscal years thereafter, that amount which is equal to the sum of the minimum Consolidated Tangible Net Worth required to be maintained by Borrower in accordance with this Section as of the last day of Borrower’s prior fiscal year, and 50% of Consolidated Net Income for such prior fiscal year; provided that if such Consolidated Net Income is negative in any fiscal year, the amount added in the subsequent fiscal year shall be zero.

ARTICLE VII

Defaults

The occurrence of any one or more of the following events shall constitute a Default:

Section 7.1.                                   Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.

Section 7.2.                                   Nonpayment within five (5) days after the same becomes due of principal of any Loan or interest due upon any Loan, any Reimbursement Obligation or of any commitment fee, LC Fee or other obligations under any of the Loan Documents.

Section 7.3.                                   The breach by the Borrower of any of the terms or provisions of Article VI; provided, however, that so long as (i) no breach by Borrower of any such terms or provisions of Article VI has occurred previously in the prior twelve (12) consecutive months, and (ii) such breach is not of the terms or provisions of Sections 6.2, 6.6, 6.8, 6.9, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23, and/or 6.24, then the same shall not constitute a Default hereunder if cured to the reasonable satisfaction of Administrative Agent within fifteen (15) days after the earlier of (i) written notice to Borrower thereof from the Administrative Agent or any Lender, or (ii) such time as any officer of Borrower has become aware of said breach.

Section 7.4.                                   The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Documents which is not remedied within fifteen (15) days after the earlier of (i) written notice to Borrower thereof from the Administrative Agent or any Lender, or (ii) such time as any officer of Borrower has become aware of said breach.

Section 7.5.                                   Failure of the Borrower or any of its Subsidiaries or any Affiliate of Borrower to pay when due (i) any Indebtedness or Rate Management Obligation(s) owing to the Lenders and unrelated to this Agreement, (ii) any Indebtedness owing by any of them in favor of any other Person which, individually or together with such other Indebtedness as to which any such failure exists, has an aggregate outstanding principal amount in excess of $1,000,000 or which is secured by a Substantial Portion of its or their Property which constitutes Collateral under the Security Agreements (“Material Indebtedness”), or the default by the Borrower or any of its Subsidiaries or Affiliates in the performance (beyond the applicable grace or cure period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Indebtedness, Rate Management Obligation(s) or Material Indebtedness was created or is governed, including, without limitation, in any Rate Management Transaction, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Indebtedness, Rate Management Obligation(s) or Material Indebtedness to cause, such Indebtedness, Rate Management Obligation(s) or Material Indebtedness to become due prior to its stated maturity; or any Indebtedness, Rate Management Obligation(s) or Material Indebtedness of the Borrower or any of its Subsidiaries or Affiliates shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries or Affiliates shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

Section 7.6.                                   The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its or their respective Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

Section 7.7.                                   Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its or their respective Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

Section 7.8.                                   Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of a Substantial Portion of the Property of Borrower and/or any of its Subsidiaries; or all or any portion of the Property of the Borrower and/or any of its Subsidiaries which, when taken together with all other Property of the Borrower and/or any of its Subsidiaries which has been so condemned, seized, appropriated, or taken into custody or under control, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion, except pursuant to the legal order of the U.S. government in time of war.

Section 7.9.                                   One or more (i) judgments or orders for the payment of money in an aggregate amount in excess of $2,000,000 (or the equivalent thereof in currencies other than U.S. Dollars), or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, are entered against Borrower or any of its Subsidiaries, which judgment(s), in any such case, is/are not (i) stayed on appeal, (ii) otherwise being appropriately contested in good faith, or (iii) paid, bonded or otherwise discharged (including, without limitation, as a result of any insurance settlement or payment) within forty-five (45) days after entry thereof.

Section 7.10.                             The Unfunded Liabilities of all Single Employer Plans shall in the aggregate exceed $100,000 or any Reportable Event shall occur in connection with any Plan.

Section 7.11.                             The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $100,000 or requires payments exceeding $100,000 per annum.

Section 7.12.                             The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $100,000.

Section 7.13.                             The Borrower or any of its Subsidiaries shall violate any Environmental Law, which violation could reasonably be expected to have a Material Adverse Effect.

Section 7.14.                             Any Change in Control shall occur.

Section 7.15.                             The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace or cure therein provided, and which could reasonably be expected to have a Material Adverse Effect.

Section 7.16.                             Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

Section 7.17.                             A Substantial Portion of the Property of Borrower and/or any Subsidiary of Borrower which constitutes Collateral under the Security Documents shall, for any reason, in the reasonable discretion of the Required Lenders, materially decline in value, unless, immediately upon demand, additional security reasonably satisfactory to the Required Lenders is provided.

ARTICLE VIII

Acceleration, Waivers And Remedies

Section 8.1.                                   Acceleration.

(i)                                     If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder, and the obligation and power of the LC Issuer to issue Facility LCs, shall automatically terminate and the Obligations shall immediately become due and payable and Borrower shall be and become unconditionally obligated to pay the same without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender.  If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(ii)                                  If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans, and the obligation and power of the LC Issuer to issue Facility LCs, as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and cancel such acceleration and/or termination.

Section 8.2.                                   Preservation of Rights.  No delay or omission of the Lenders, the LC Issuer, the Swingline Lender or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude any other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 12.13, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer, the Swingline Lender and the Lenders until the Obligations have been paid in full.

ARTICLE IX

The Administrative Agent

Section 9.1.                                   Appointment; Nature of Relationship.  HNB is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article IX.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

Section 9.2.                                   Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

Section 9.3.                                   General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

Section 9.4.                                   No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor, if any, of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.  The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

Section 9.5.                                   Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the

Required Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

Section 9.6.                                   Employment of Agents and Counsel.  The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

Section 9.7.                                   Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

Section 9.8.                                   Administrative Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other reasonable and properly documented expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including for any reasonable and properly documented expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.5(v) shall, notwithstanding the provisions of this Section 9.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 9.8 shall survive payment of the Obligations and termination of this Agreement.

Section 9.9.                                   Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 9.10.                             Rights as a Lender.  In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

Section 9.11.                             Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

Section 9.12.                             Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign.  The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent, which appointment shall be subject to the consent of Borrower as long as no Default has occurred and is continuing at the time of such appointment.  If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder.  If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the

Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article IX shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.  In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 9.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

Section 9.13.                             Delegation to Affiliates.  The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and XII.

ARTICLE X

Setoff; Ratable Payments

Section 10.1.                             Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

Section 10.2.                             Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Applicable Percentage of the Aggregate Outstanding Credit Exposure.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Applicable Percentages of the Aggregate Outstanding Credit Exposure.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XI

Benefit Of Agreement; Assignments; Participations

Section 11.1.                             Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 11.3.  The parties to this Agreement acknowledge that clause (ii) of this Section 11.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 11.3.  The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 11.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

Section 11.2.                             Participations.

11.2.1.  Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative

Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

11.2.2.  Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, interest, fees, or any Reimbursement Obligation, or reduces the interest rate or fees payable with respect to any such Credit Extension or Commitment, extends the Facility Termination Date, or postpones any date fixed for any regularly-scheduled payment of principal of or interest on any Loan in which such Participant has an interest, or any regularly-scheduled payment of fees on any such Credit Extension or Commitment.

11.2.3.  Benefit of Setoff.  The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 10.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 10.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 10.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 10.2 as if each Participant were a Lender.

Section 11.3.                             Assignments.

Section 11.3.1.  Permitted Assignments.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents.  Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties hereto.  The consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required.  Such consent shall not be unreasonably withheld or delayed.  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender’s Revolving Commitment (calculated as at the date of such assignment) or Outstanding Credit Exposure (as applicable).

Section 11.3.2.  Effect; Effective Date.  Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit C (a “Notice of Assignment”), together with any consents required by Section 11.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment.  The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Lender’s Revolving Commitment and/or Outstanding Credit Exposure under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the Lender’s Revolving Commitment and/or Outstanding Credit Exposure assigned to such Purchaser.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 11.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Revolving Commitment, Outstanding Revolving Credit Exposure, and/or aggregate outstanding Term Loan, as applicable, as adjusted pursuant to such assignment.

Section 11.4.                             Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee, provided that prior written notice of any such disclosure from any Lender or the Administrative Agent to Borrower is made, any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 12.10 of this Agreement.

ARTICLE XII

General Provisions

Section 12.1.                             Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

Section 12.2.                             Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, neither the Swingline Lender, the LC Issuer, nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 12.3.                             Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 12.4.                             Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer, the Swingline Lender and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer, the Swingline Lender and the Lenders relating to the subject matter thereof other than the letter agreement described in Section 4.1(b).

Section 12.5.                             Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.11, 12.6 and 12.9 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

Section 12.6.                             Expenses; Indemnification.

(i)                                     The Borrower shall reimburse the Administrative Agent and the Arranger for any reasonable and properly documented costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent or the Arranger, which attorneys may be employees of the Administrative Agent or the Arranger) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents.  The Borrower also agrees to reimburse the Administrative Agent, the Arranger, the LC Issuer, the Swingline Lender and the Lenders for any reasonable and properly documented costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arranger, the LC Issuer, the Swingline Lender and the Lenders, which attorneys may be employees of the Administrative Agent, the Arranger, the LC Issuer, the Swingline Lender or the Lenders) paid or incurred by the Administrative Agent, the Arranger, the LC Issuer, the Swingline Lender or any Lender in connection with the collection and enforcement of the Loan Documents.  The Borrower acknowledges that from time to time HNB may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by Administrative Agent from information furnished to it by or on behalf of the Borrower, after Administrative Agent has exercised its rights of inspection pursuant to this Agreement.

(ii)                                  The Borrower hereby further agrees to indemnify the Administrative Agent, the Arranger, the LC Issuer, the Swingline Lender and each Lender, its directors, officers, employees and agents against all losses, claims, damages, penalties, judgments, liabilities and expenses

(including all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger, the LC Issuer, the Swingline Lender or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a Final Judgment (defined below) to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. “Final Judgment” means a judgment by a court of competent jurisdiction (i) which is non-appealable or (ii) with respect to which the defendant-Administrative Agent, Arranger, LC Issuer, Swingline Lender or Lender, as applicable, does not commence proceedings to appeal within the applicable period(s) provided for by law.  The obligations of the Borrower under this Section 12.6 shall survive the termination of this Agreement.

Section 12.7.                             Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

Section 12.8.                             Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 12.9.                             Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders, the LC Issuer, the Swingline Lender and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent, the Arranger, the LC Issuer, the Swingline Lender nor any Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Administrative Agent, the Arranger, the LC Issuer,  the Swingline Lender nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.  The Borrower agrees that neither the Administrative Agent, the Arranger, the LC Issuer, the Swingline Lender nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a Final Judgment that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.

Section 12.10.                       Confidentiality.  Each Lender agrees, on behalf of itself and its Affiliates to whom a disclosure is made, to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 11.4.

Section 12.11.                       Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Credit Extensions provided for herein.

Section 12.12.                       Disclosure.    The Borrower and each Lender hereby acknowledge and agree that HNB and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

Section 12.13.                       Amendments.  Subject to the provisions of this Section 12.13, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(i)            Extend the final maturity of any Loan, or extend the expiration date of any Facility LC to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon.

(ii)           Reduce the percentage specified in the definition of Required Lenders.

(iii)          Extend the Facility Termination Date or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.3, or increase (except as permitted pursuant to Section 2.4) the amount of the Aggregate Revolving Commitment, the Revolving Commitment or Term Commitment of any Lender hereunder, or permit the Borrower to assign its rights under this Agreement.

(iv)                              Amend this Section 12.13.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer or Swingline Lender shall be effective without the written consent of the LC Issuer or Swingline Lender, as the case may be.  The Administrative Agent may waive payment of the fee required under Section 11.3.2 without obtaining the consent of any other party to this Agreement.

Section 12.14.                       Notices.  Except as otherwise permitted by Section 2.14 with respect to Borrowing Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender and the Swingline Lender and the LC Issuer, at its address or facsimile number set forth below its signature hereto or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 12.14.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

Section 12.15.                       Change of Address.  The Borrower, the Administrative Agent, the LC Issuer, the Swingline Lender and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

Section 12.16.                       Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent, the LC Issuer, the Swingline Lender and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

Section 12.17.                       Choice Of Law.  The Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with the internal laws (but without regard to the conflict of law principles) of the State of Ohio, but giving effect to federal laws applicable to national banks.

Section 12.18.                       Consent To Jurisdiction.  The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Ohio state court sitting in Columbus, Ohio in any action or proceeding arising out of or relating to any Loan Documents and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.  Nothing herein shall limit the right of the Administrative Agent, the LC Issuer, the Swingline Lender or any Lender to bring proceedings against the Borrower in the courts of any other jurisdiction.  Any judicial proceeding by the Borrower against the Administrative Agent, the LC Issuer, the Swingline Lender or any Lender or any affiliate of the Administrative Agent, the LC Issuer, the Swingline Lender or any Lender involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan Document shall be brought only in a court in Columbus, Ohio.

Section 12.19.                       WAIVER OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER, THE SWINGLINE LENDER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO,

OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

Section 12.20.                       Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 12.21.                       Warrant of Attorney. The Borrower hereby irrevocably authorizes any attorney-at-law, including any attorney-at-law employed or retained by the Administrative Agent, the Swingline Lender, the LC Issuer or any Lender, to appear for it in any action on this Agreement or any Note at any time after the same becomes due as herein or therein provided in any court of record situated in the county where this warrant was signed (being Franklin County, Ohio), or in the county where the Borrower then resides or can be found, to waive the issuing and service of process, and confess a judgment in favor of the holder of this Agreement and any Note against the Borrower, for the amount that may then be due, with interest at the rate(s) provided for herein, together with the costs of suit, and to waive and release all errors in said proceedings and the right to appeal from the judgment rendered.  The Borrower consents to the jurisdiction and venue of such court.  The Borrower waives any conflict of interest that any attorney-at-law employed or retained by the Administrative Agent, the LC Issuer, the Swingline Lender or any Lender may have in confessing judgment hereunder and consents to the payment of a legal fee to any attorney-at-law confessing judgment hereunder.

                                                IN WITNESS WHEREOF, the Borrower, the Lenders, the Administrative Agent and the Swingline Lender the have executed this Agreement as of the date first above written.

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL.  IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

AIRNET SYSTEMS, INC. an Ohio corporation

By:	/s/ Gary W. Qualmann
Gary W. Qualmann
Title:	Secretary

Address:	3939 International Gateway
Columbus, Ohio 43219
Attn: Chief Financial Officer

Telephone:	(614) 237-2057
FAX:	(614) 237-7876

Commitments

Revolving Loans:	$15,909,091.00	THE HUNTINGTON NATIONAL BANK,
Term Loans:	$ 9,090,909.00	as Administrative Agent, Lender
Swingline Lender and LC Issuer

		By:	/s/ John M. Luehmann
John M. Luehmann
		Title:	Vice President

41 South High Street
Columbus, Ohio 43215
Attn: John M. Luehmann, Vice President

		Telephone:	(614) 480-4400
		FAX:	(614) 480-5791

Commitments

Revolving Loans:	$9,545,454.50	BANK ONE, N.A., as Lender
Term Loans:	$5,454,545.50

		By:	/s/ Warren Bebinger
			Warren Bebinger
		Title:	Vice President
		Address:	100 East Broad Street, 7th Floor
			Columbus, Ohio 43215
			Attn: Warren Bebinger

		Telephone:	(614) 248-5319
		FAX:	(614) 248-5518

Commitments

Revolving Loans:	$9,545,454.50	FIFTH THIRD BANK
Term Loans:	$5,454,545.50

PRICING SCHEDULE

APPLICABLE MARGIN*	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS

Eurodollar Rate for	275 bps	250 bps	225 bps	200 bps	175 bps
Term Loans and Revolving
Loans and LC Fee

Floating Rate for Term	75 bps	50 bps	25 bps	0 bps	0 bps
Loans and Revolving Loans

APPLICABLE FEE RATE*
Commitment Fee	50 bps	50 bps	37.5 bps	37.5 bps	30 bps

*In basis points

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule. “Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is greater than 3.00 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is equal to or greater than 2.75 to 1.0 but less than 3.00 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is equal to or greater than 2.50 to 1.0 but less than 2.75 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is equal to or greater than 2.25 to 1.00 but less than 2.50 to 1.0.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than or equal to 2.25 to 1.00.

“Status” means either Level I Status, Level II Status or Level III Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials.  Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Administrative Agent has received the applicable Financials.  If the Borrower fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

EXHIBIT A

Intentionally Omitted

EXHIBIT B

COMPLIANCE CERTIFICATE

To:                              The Lenders party to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of [date] (as amended, modified, renewed or extended from time to time, the “Agreement”) among AirNet Systems, Inc., an Ohio corporation (the “Borrower”), the Lenders party thereto and The Huntington National Bank, as Administrative Agent for the Lenders and as Swingline Lender and as LC Issuer.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.                                       I am the duly elected                   of the Borrower;

2.                                       I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.                                       The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.                                       Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5                                          Schedule II hereto sets forth the determination of the applicable margin on the interest rates to be paid for Advances, the Applicable Fee Rate and the commitment fee rates commencing on the fifth day following the delivery hereof.

6                                          Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement and the other Loan Documents and the status of compliance.

2

Described below are the exceptions, if any, to paragraph 3 (list in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event):

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of                ,           .

3

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of                   ,          with Provisions of       and           of  the Agreement

SCHEDULE II TO COMPLIANCE CERTIFICATE

Borrower’s Applicable Margin and Applicable Fee Rate Calculation

SCHEDULE III TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

EXHIBIT C

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between                               (the “Assignor”) and                                (the “Assignee”) is dated as of                            , 200   .  The parties hereto agree as follows:

1.                                       Preliminary Statement.  The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.                                       Assignment and Assumption.  The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1.  The Revolving Commitment (or Outstanding Credit Exposure, if the applicable Revolving Commitment has been terminated), Outstanding Revolving Credit Exposure and/or aggregate outstanding Term Loan purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3.                                       Effective Date.  The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Administrative Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Administrative Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.

4.                                       Payment Obligations.  In consideration for the sale and assignment hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee.  On and after the Effective Date, the Assignee shall be entitled to receive all payments of principal, interest, Reimbursement Obligations and fees with respect to the interest assigned hereby.  The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Administrative Agent which relate to the portion of the interest assigned to the Assignee hereunder and not previously paid by the Assignee to the Assignor.  In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5.                                       Assignment Fee.  The Assignor and Assignee each agree to pay one-half of the assignment fee required to be paid to the Administrative Agent in connection with this Assignment Agreement unless otherwise specified in Item 6 of Schedule 1.

6.                                       Representations of the Assignor; Limitations on the Assignor’s Liability.  The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized.  It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of any Loan Document, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

7.                                       Representations and Undertakings of the Assignee.  The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement, and (ix) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

2

8.                                       Governing Law.  This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of Ohio.

9.                                       Notices.  Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement.  For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

10.                                 Counterparts; Delivery by Facsimile.  This Assignment Agreement may be executed in counterparts.  Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.

IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by executing Schedule 1 hereto as of the date first above written.

3

SCHEDULE 1

to Assignment Agreement

1.	Description and Date of Credit Agreement:

2.	Date of Assignment Agreement: , 20

3.	Amounts (As of Date of Item 2 above):

			Outstanding Revolving Credit Exposure		Term Loans
	a.	Assignee’s percentage of each credit facility purchased under the Assignment Agreement**		%		%

	b.	Amount of each credit facility purchased under the Assignment Agreement***	$		$

4.	Assignee’s Revolving Commitment (or Outstanding Revolving Credit Exposure with respect to terminated Revolving Commitments) purchased hereunder:		$

5.	Proposed Effective Date:

6.	Assignment Fee Arrangement		50/50

Accepted and Agreed:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:
Title:	Title:

ACCEPTED AND CONSENTED TO**** BY	ACCEPTED AND CONSENTED TO**** BY
[NAME OF BORROWER]	[NAME OF ADMINISTRATIVE AGENT]

By:	By:
Title:	Title:

**                                  Percentage taken to 10 decimal places

***                           If fee is split 50-50, pick N/A as option

****                    Delete if not required by Credit Agreement

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

ADMINISTRATIVE INFORMATION SHEET

Attach Assignor’s Administrative Information Sheet, which must include notice addresses for the Assignor and the Assignee
(Sample form shown below)

Assignor Information

Contact:

Name:	Telephone No.:
Fax No.:	Telex No.:
Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignor:

Assignee Information

Credit Contact:

Name:	Telephone No.:
Fax No.:	Telex No.:
Answerback:

Key Operations Contacts:

Booking Installation:	Booking Installation:
Name:	Name:
Telephone No.:	Telephone No.:
Fax No.:	Fax No.:
Telex No.:	Telex No.:
Answerback:	Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignee:

HNB INFORMATION

Assignee will be called promptly upon receipt of the signed agreement.

Initial Funding Contact:	Subsequent Operations Contact:

Name:	Name:
Telephone No.: (614)	Telephone No.: (614)
Fax No.: (614)	Fax No.: (614)
Huntington Telex No.:	(Answerback: )

Initial Funding Standards:

Floating - Fund 1 day after notice.

Eurodollar - Fund 2 days notice.

Huntington Wire Instructions:	The Huntington National Bank
ABA # xxxxxxx
Account GL# xxxxx - xxxxxx
Ref: Attn: Special Processing
Ref: AirNet Systems, Inc.

Address for Notices for Huntington:	The Huntington National Bank
7450 Huntington Park Drive – H20338
Columbus, Ohio 43235
Attn:
Fax No.: 614-480-2533

EXHIBIT D

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To The Huntington National Bank
as Administrative Agent (the “Administrative Agent”) under the Credit Agreement
Described Below.

Re:                               Credit Agreement, dated May       , 2004 (as the same may be amended or modified, the “Credit Agreement”), among AirNet Systems, Inc., an Ohio corporation (the “Borrower”), the Lenders named therein, the Swingline Lender, the LC Issuer and the Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 12.14 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.14 of the Credit Agreement.

Facility Identification Number(s)

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)	Date

(Please Print)	Signature

Bank Officer Name	Date

(Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

EXHIBIT E

NOTE

[date]

AirNet Systems, Inc., an Ohio corporation (the “Borrower”), promises to pay to the order of                                               (the “Lender”) the aggregate unpaid principal amount of all [Revolving] [Term] [Swingline] Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of The Huntington National Bank in Columbus, Ohio, as Administrative Agent, together with interest thereon at the rate or rates set forth in the Agreement.  The Borrower shall pay the principal of and accrued and unpaid interest on such Loans as set forth in the Agreement.

The Lender shall, and is hereby authorized to, record by entries made by the Lender into its electronic data processing system and/or internal memoranda maintained by the Lender, or to otherwise record in accordance with its usual practice, the date and amount of each such Loan and the date and amount of each principal and interest payment hereunder.  The Borrower agrees that the sum or sums shown on such schedule, the most recent printout from the Lender’s electronic data processing system and/or such memoranda shall be rebuttably presumptive evidence of the amount of the outstanding principal, interest or any other amount due under this Note; provided, however, that the failure of the Lender to make any such entry(s) shall not affect the obligation of the Borrower to repay outstanding principal, interest or any other amount due under this Note in accordance with the terms hereof.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of May 28, 2004 (which, as it may be amended, modified, supplemented, extended, restated and/or replaced from time to time, is herein called the “Agreement”), among the Borrower, the Lenders party thereto, including the Lender, the Swingline Lender, the LC Issuer and The Huntington National Bank, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

This Note is given as a replacement for and as evidence of the indebtedness originally evidenced by that certain                                dated September 30, 2002 given by Borrower in favor of Lender in the face amount of $                                  , [the outstanding principal balance of which, as of the date hereof, being $                                    ].

The Borrower hereby irrevocably authorizes any attorney-at-law, including any attorney-at-law employed or retained by the Administrative Agent and/or the Lender, to appear for it in any action on this Note at any time after the same becomes due as herein provided in any court of record situated in the county where this warrant was signed (being Franklin County, Ohio), or in the county where the Borrower then resides or can be found, to waive the issuing and service of process, and confess a judgment in favor of the holder of this Note against the Borrower, for the amount that may then be due, with interest at the rate(s) provided for herein, together with the costs of suit, and to waive and release all errors in said proceedings and the right to appeal from the judgment rendered.  The Borrower consents to the jurisdiction and venue of such court.  The Borrower waives any conflict of interest that any attorney-at-law employed or retained by the Administrative Agent and/or the Lender may have in confessing judgment hereunder and consents to the payment of a legal fee to any attorney-at-law confessing judgment hereunder.

AIRNET SYSTEMS, INC.
an Ohio corporation

By:
Print Name:
Title:

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL.  IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF               ,

DATED           , 200

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

SCHEDULE 1

SUBSIDIARIES AND OTHER INVESTMENTS

(See Sections 6.14)

Investment In	Jurisdiction of Organization	Owned By	Amount of Investment	Percent Ownership

SCHEDULE 2

INDEBTEDNESS AND LIENS

(See Sections 6.11 and 6.15)

Indebtedness Incurred By	Indebtedness Owed To	Property Encumbered (If Any)	Maturity and Amount of Indebtedness

SCHEDULE 5.14

ADDRESSES OF REAL PROPERTY
OWNED OR LEASED BY THE BORROWER

SCHEDULE 5.16

ENVIRONMENTAL MATTERS

SCHEDULE 5.19

INSURANCE SUMMARY
AND CERTIFICATION

The undersigned [President/CFO] of AirNet Systems, Inc., an Ohio corporation (“Borrower”), being first duly cautioned and sworn, deposes and makes the following statements for the express purpose of inducing The Huntington National Bank, as Administrative Agent for the benefit of the Lenders under that certain Credit Agreement among Borrower, Administrative Agent, the Lenders from time to time party thereto, the Swingline Lender thereunder and the LC Issuer thereunder to extend credit to Borrower:

1.             The Borrower carries the property and casualty insurance with respect to itself, its Subsidiaries, and their respective businesses, described and summarized on the attached Exhibit “A”.

2.             The insurance described on Exhibit “A” is adequate in all manner, including, without limitation, in type and amount of coverage for Borrower and its Subsidiaries.

The undersigned is not now under any legal disability and is properly authorized to give the foregoing statement, and the Borrower, as well as the undersigned, shall be bound by this affidavit.

STATE OF	)
) SS:
COUNTY OF	)

BEFORE ME, a Notary Public in and for said County, personally appeared                                     , the [President/Chief Financial Officer] of the above-named AirNet Systems, Inc., an Ohio corporation, who acknowledged that he/she did sign the foregoing instrument and that the same is the free act and deed of said corporation and the free act and deed of                        personally and as such officer.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal, at                                           , this          day of                                                           , 2004.

Notary Public

EXHIBIT “F”

BORROWING BASE CERTIFICATE
FOR
AIRNET SYSTEMS, INC.
AND ITS SUBSIDIARIES

We submit the following information regarding Eligible Accounts Receivable, Eligible Inventory and Eligible Fixed Assets, and the following calculations of the Borrowing Base as defined in that certain Amended and Restated Credit Agreement (the “Credit Agreement”) by and among AirNet Systems, Inc. (“AirNet”), The Huntington National Bank, as Lender, LC Issuer, Swingline Lender and Administrative Agent, and the Lenders from time to time party thereto, dated May 28, 2004. Capitalized terms used herein and not otherwise defined herein shall have the meaning given in the Credit Agreement.

Completed for the month ended:

Total accounts receivable per the accounts receivable aging report dated as of the date shown above (a copy of which is attached hereto)		$

Less: accounts receivable over 90 days from original invoice date		$

Less: other accounts receivable not meeting the definition of Eligible Accounts Receivable		$

Total Eligible Accounts Receivable		$
Advance Rate		X80%

Total finished goods inventory		$

Less: any inventory not meeting the definition of Eligible Inventory		$

Total Eligible Inventory		$
Advance Rate		X 50%

Total Amount Available on Eligible Inventory	(b)	$

Total fixed assets		$

Less: any fixed assets not meeting the definition of Eligible Fixed Assets		$

Total Eligible Fixed Assets		$
Advance Rate		X 70%

Total Amount Available on Eligible Fixed Assets	(c)	$

Borrowing Base – (a) plus (b) plus (c)	(d)	$

Sum of Aggregate Revolving Commitment and outstanding balance of Term Loan	(e)	$

Amount Available (lesser of (d) and (e))		$

Less: aggregate of Revolving Credit Loans Advanced	(f)	$

Availability Excess (Shortage)		$

If shortage, AirNet hereby authorizes the Bank to debit AirNet’s account number                                  for the amount of the shortage.  We hereby certify that the above information and calculations are true and correct as of the date shown above and that at no time during the period then ended did (i) the aggregate outstanding amount of all Revolving Loans exceed the lesser of the amount of the Commitment or the Borrowing Base, and (ii) the Borrowing Base fall below zero.

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